EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Beckman Coulter, Inc.

We consent to the incorporation by reference in registration statement (No. 333-72081) on Form S-8 of Beckman Coulter, Inc. of our report dated June 24, 2005, with respect to the statement of net assets available for benefits of the Beckman Coulter, Inc. Savings Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended, and related supplemental schedule, which report appears in the December 31, 2004 annual report on Form 11-K of the Beckman Coulter, Inc. Savings Plan.

/s/ KPMG LLP

Costa Mesa, California
June 24, 2005